EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT COVENANTS AGREEMENT (the “Agreement”) is made on 1/30/2017 (the “Effective Date”), between VONAGE HOLDINGS CORP., its current and future subsidiaries, affiliates, successors and assigns, (collectively, “Vonage”), and KENNETH WYATT (“You” or “Your”) (collectively, the “Parties”)1. You hereby confirm that the term of this Agreement applies beginning upon the Effective Date and covers, without limitation, all Work Product.

For and in consideration of the Company’s agreement to employ You and provide You with equity in the Company, You agree to the following terms:

1.	Acknowledgments. You acknowledge and agree that:

a.
Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, Legitimate Business Interests, and other information concerning employees and customers of the Company;

b.
the Trade Secrets, Confidential Information, Legitimate Business Interests of the Company, and the relationship between the Company and its customers are valuable assets which may not be used for any purpose other than the Company’s Business;

c.	the names of Customers are considered Confidential Information of the Business which constitute valuable, special, and unique property of the Company;

d.	Customer lists and Customer information which have been compiled by the Company represent a material investment of the Company’s time and money;

e.	the Company will invest its time and money in the development of Your skills in the Business; and

f.
the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 - 9 below, are reasonable and necessary with respect to length of time, scope and geographic area to protect the Legitimate Business Interests of the Company, promote and protect the purpose and subject matter of this Agreement and Your employment, deter any potential conflict of interest, and will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends.

g.	In the course of Your employment with the Company You may do some or all of the following:

i.	Customarily and regularly solicit Customers or prospective customers for Company;

ii.	Customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others;

iii.
Have a primary duty of managing the Company or any department or subdivision thereof, customarily and regularly direct the work of two or more other Employees, and have the authority to hire and fire other Employees or have particular weight given to suggestions and recommendations as to the change of status of other Employees;

iv.	Perform the duties of a key Employee or of a professional; and/or

v.	Devote Your full time efforts to promote the interests and business of the Company.

2.	Trade Secrets and Confidential Information.

a.	You represent and warrant that:

i.	You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this

Agreement, including any duties you may have with respect to soliciting new employees or new customers to the Company;

ii.
You are not, and will not be as a result of Your duties with the Company, in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity; and

iii.
You have disclosed to the Company a complete list of all prior inventions, discoveries, improvements or works of authorship that You have, alone or jointly with others, conceived, developed or reduced to practice, prior to or since Your employment by Company, whether or not they have been submitted for, or granted, patent, trademark or copyright protection under any applicable law.

b.	You will not:

i.	use, disclose, or reverse engineer the Company’s Trade Secrets or Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company;

ii.
during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

iii.
upon the termination of Your employment for any reason, (a) retain physical embodiments of the Company’s Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Company’s Trade Secrets or Confidential Information without the Company’s prior written consent.

c.	The obligations under this Agreement shall:

i.	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

ii.	with regard to the Confidential Information, remain in effect for so long as the information, data, or material remains confidential.

d.
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3.
Non-Disclosure. During the time of Your employment and following the termination of Your employment, You will not divulge or make accessible to any person or entity any Confidential Information or Trade Secrets. In the event that, at any time during Your employment with the Company or at any time thereafter, You receive a request to disclose any Confidential Information or Trade Secrets under the terms of a subpoena or order issued by a court or by a governmental body, You agree to notify the Company immediately of the existence, terms, and circumstances surrounding such request; to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such Confidential Information or Trade Secrets are required to prevent You from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information or Trade Secrets as, in the written opinion of counsel satisfactory to the Company, You are legally compelled to disclose, and to exercise Your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information or Trade Secrets.

4.
Return of Company Property/Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, employee, supplier, licensor, and client lists), rolodexes, tapes, computers, telephones, tablets, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored on a computer, telephone, tablet, or other electronic storage device, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, employees, licensors, or suppliers.

5.
Non-Competition. During the Restricted Period, You will not, directly or by assisting others, engage in activities or provide products or services that are the same as or similar to those You conducted, authorized, offered or provided on behalf of the Company during the last two (2) years of Your employment with the Company, for the purpose of offering or providing products or services that are competitive with or directly substitutable for the Business of the Company (i) to any Customer of the Company with whom you had Material Contact or (ii) in any area where You did business on behalf of the Company during the last two (2) years of Your employment. If the Company terminates Your employment without cause or as the result of a Reduction in Force, the provisions of this Section 5 will not apply.

6.
Non-Solicitation of Customers. During the Restricted Period, You will not, directly or by assisting others, solicit, divert, accept business from or attempt to solicit, divert or accept any business from any Customer with whom You had Material Contact during Your employment for purposes of offering or providing products or services that are competitive with or directly substitutable for the Business.

7.
Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, (a) solicit, recruit or induce any Employee, consultant or group of Employees and/or consultants to (i) terminate his or her or their employment or consulting relationship with the Company, or (ii) work for any other person or entity engaged in the Business, or (b) hire any Employee, consultant or group of Employees and/or consultants to work for any other person or entity engaged in the Business.

8.
Duty of Loyalty. During the period of Your employment by the Company You will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with (a) products of the business of the Company or

(b) directly substitutable for, or would otherwise conflict with, Your employment by the Company.

9.
Non-Disparagement. You will not make, publish or communicate any defamatory or disparaging remarks, comments or statements regarding the Company, its products, services, customers, partners, vendors, officers, directors or employees in an effort to interfere with the Company’s Business and Legitimate Business Interests.

10.
Work Product. Your employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. To the extent permitted by law, all Work Product shall constitute work made for hire as defined in the Copyright Act of 1976 (17 U.S.C. §101). If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest (including moral rights) in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You agree to assign, convey, transfer and grant, and hereby do assign, convey, transfer and grant to Vonage Holdings Corp. or its designee, Your entire right, title and interest in all copyrights in and to all Work Product (“Assigned Copyrights”). You agree to assign, convey, transfer and grant to Vonage Network LLC, or any other designee of the Company, Your entire right, title and interest in all patentable subject matter, patent applications, and patents in and to all Work Product, and any divisionals, substitutions, continuations, continuations-in-part, reissues, renewals or extensions of the same (“Assigned Patents”). You agree to assign, convey, transfer and grant, and hereby do assign, convey, transfer and grant to Vonage Holdings Corp or its designee, Your entire right, title and interest in Work Product, except for Your right, title and interest in Assigned Copyrights and Assigned Patents.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, (iv) providing any other assistance reasonably required for the orderly prosecution of Applications or the Company’s defense of opposition proceedings, (v) providing any assistance reasonably required to protect, maintain or promote the Company’s rights or interest in any Work Product, Application, or any right related thereto, or deriving or arising therefrom.

In the event the Company is unable for any reason, after reasonable effort, to secure Your signature on any document needed in connection with the actions specified in the preceding paragraph, You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Your agent and attorney in fact, which appointment is coupled with an interest, to act for and in Your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by You. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which You now or may hereafter have for infringement of any Work Product assigned hereunder to the Company.

Upon the Company’s request and in connection with the termination of Your employment with the Company, You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

11.
License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free, fully-paid, perpetual license (with the right to sublicense through multiple tiers of sublicensees) to: (i) make, use, sell, copy, publicly perform, display, distribute, modify or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, (iii) authorize others to do the same, and (iv) exercise any and all present and future rights set forth in clauses (i) through

(iii) with respect to such Licensed Materials. You shall notify the Company in writing of any Licensed Materials You deliver to the Company and will not incorporate, or permit to be incorporated, Licensed Materials into any Work Product.

12.
Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services based on work you performed during Your employment. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

13.
Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, lender, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, You work or consult for another person or entity as an owner, lender, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide, and You hereby consent to the notification of such person or entity by the Company of Your rights and obligations under this Agreement.

14.	Injunctive Relief. If You breach any portion of this Agreement, You agree that:

a.	the Company would suffer irreparable harm;

b.	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

c.
if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential

Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

15.
Independent Enforcement. The covenants set forth in Sections 2 - 9 of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Sections 2 - 9 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Sections 2 - 9 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

16.
Modification. If any of the covenants set forth in Sections 2 - 9 of this Agreement, and their corresponding definitions, are held by a court of competent jurisdiction to be invalid or unenforceable as currently drafted, the Parties authorize that court to modify any such provision or definition by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

17.
At-Will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will (unless you have an employment agreement with the Company). This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice. The covenants set forth in Section 2 - 9 of this Agreement shall survive termination of Your relationship with the Company, regardless of the circumstances of such termination.

18.
Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

19.
Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

20.
Severability. The provisions of this Agreement are severable to the extent permissible under applicable law. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

21.
Governing Law and Consent to Jurisdiction. The laws of the State of New Jersey shall govern this Agreement. If New Jersey’s conflict of law rules would apply another state’s laws, the Parties agree that New Jersey law shall still govern. You agree that any claim arising out of or relating to this Agreement shall be exclusively brought in a state or federal court of competent jurisdiction in New Jersey. You consent to the personal jurisdiction of the state and/or federal courts located in New Jersey. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

22.
No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation. Headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.
Entire Agreement. This Agreement, including Attachment A which is incorporated by reference and included in the definition of Agreement, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior or contemporaneous communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Notwithstanding the prior sentence, if You have entered into an employment agreement with the Company, the provisions of that agreement supersede the provisions set forth herein to the extent applicable; all terms and conditions not addressed in Your employment agreement are supplemented by the provisions herein.

24.	Amendments. This Agreement may not be amended or modified except in writing signed by both Parties or by a court of competent jurisdiction as authorized by Section 16 of this Agreement.

25.
Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.

26.
Execution. This Agreement may be executed in one or more counterparts, including by way of electronic transmission. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

27.
Background/Credit Checks. You hereby agree that the Company may, subject to applicable law, complete background, credit, and reference checks and confirm your compliance with the 1986 Immigration Reform and Control Act at the commencement of Your employment with the Company and as necessary in the Company’s sole discretion during the course of Your employment with the Company.

28.
Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement and You have had the opportunity to seek the advice of independent legal counsel with respect to this Agreement.

1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in Attachment A - Definitions.
ATTACHMENT A

DEFINITIONS

A.
“Business” shall mean the business of providing communications services, including voice, video and/or messaging services including services delivered over Voice Over IP (VoIP) technology, and any other business or demonstrably anticipated business conducted by the Company during the course of Your employment.

B.
“Confidential Information” means data and information relating to the Business, whether having existed, now existing, or to be developed during Your employment, regardless of whether the data or information constitutes a Trade Secret under applicable law, that (a) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (b) has value to the Company or whose disclosure may cause injury to the Company or its Business, and (c) is not generally known to the Company’s competitors. Confidential Information is also data and information of any third party (a “Third Party”) which the Company is obligated to treat as confidential, including, but not limited to, data or information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to (i) future business plans, (ii) the composition, description, schematic or design of products, future products, services, technology or equipment of the Company or any Third Party, including any source code or applications, (iii) advertising or marketing plans, (iv) information regarding independent contractors, Employees, clients, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists and customer information compiled by the Company, (v) information concerning the Company’s or the Third Parties’ financial structure and methods and procedures of operation and (vi) Trade Secrets, methods of operation, network or system architecture, names of customers, any information contained in customers’ accounts, price lists, financial information and projections, route books, personnel data and similar information and any extracts therefrom. Confidential Information shall also include any of the above that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used regardless of whether it is so marked or otherwise identified. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by You without authorization from the Company; (ii) has been independently developed and disclosed by others, (iii) has been independently developed and disclosed by You or others without violating this Agreement or the legal rights of the Company, or (iv) otherwise enters the public domain through lawful means.

C.
“Customer” means any person or entity to whom the Company has (i) sold its products or services or (ii) solicited to sell its products or services within the last two (2) years of Your employment with the Company (or during Your employment if employed less than two years).

D.
“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last two (2) years of Your employment with the Company (or during Your employment if employed less than two (2) years), or (iii) is employed by the Company during the two (2) years following the termination of Your employment.

E.
“Legitimate Business Interest” includes, but is not limited to Trade Secrets; valuable Confidential Information that otherwise does not qualify as a trade secret; substantial relationships with specific prospective or existing customers, vendors, or clients; customer or client good will associated with Company’s ongoing business, including but not limited to its trademark(s), service mark(s), or trade dress; Company’s geographic location or Company’s marketing or trade area; and extraordinary or specialized training.

F.	“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which
(i)do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.
“Material Contact” includes (i) any interaction between You and a Customer that takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, (ii) any Customer whose dealings with the Company were coordinated or supervised by You, (iii) any Customer about whom You obtained Confidential Information in the ordinary course of business as result of Your association with the Company or (iv) any Customer who receives product or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for You within the last two (2) years of Your employment with the Company (or during Your employment if employed less than two years).

H.	“Restricted Period” means the time period during Your employment with the
Company and for a period of one (1) year after Your Separation Date; provided, however, that in the event that You violate the covenants set forth in Sections 2 - 9 of this Agreement and the Company enforces this Agreement through a court order, the Restricted Period shall continue until the later of (x) the end of the restricted period set forth above, and (y) one (1) year after the effective date of the order enforcing this Agreement.

I.	“Separation Date” means the date your employment with the Company ends for any reason.

J.
“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

K.
“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, inventions, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, modifications, designs, developments, properties, enhancements, frameworks, methodologies, processes, data, techniques, know-how, innovations, writings, pictures, audio, video, images (including images of You), and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, in any case (with respect to clauses (a) and (b) of this definition), that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.
I ACKNOWLEDGE THAT I HAVE READ THIS EMPLOYMENT COVENANTS AGREEMENT AND UNDERSTAND AND AGREE TO EACH PROVISION.
I FURTHER ACKNOWLEDGE THAT THIS AGREEMENT WAS DRAFTED BY COUNSEL TO THE COMPANY, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT COUNSEL OF MY CHOOSING. I HAVE EITHER DONE SO OR VOLUNTARILY CHOOSE NOT TO DO SO PRIOR TO MY ACCEPTANCE OF THIS EMPLOYMENT COVENANTS AGREEMENT. I ACKNOWLEDGE THAT MY FAILURE TO CONSULT WITH COUNSEL OF MY CHOOSING MAY HAVE ADVERSE CONSEQUENCES TO ME.

I ACKNOWLEDGE THAT THE COMPANY’S BUSINESS IS NATIONAL AND INTERNATIONAL IN SCOPE, WITH CUSTOMERS IN ALL FIFTY STATES AND THROUGHOUT THE WORLD.

I AGREE THAT THE PROVISIONS SET FORTH IN THIS AGREEMENT ARE AN APPROPRIATE MEANS OF PROTECTING THE COMPANY’S BUSINESS INTERESTS, AND THAT BASED ON MY EDUCATION, TRAINING, EXPERIENCE AND ECONOMIC RESOURCES, THE RESTRICTIONS SET FORTH IN THIS AGREEMENT WILL NOT UNDULY INTERFERE WITH MY ABILITY TO SUPPORT MYSELF AND MY DEPENDANTS.

I ACCEPT THIS AGREEMENT

/s/ Kenneth Wyatt
Printed Name: KENNETH WYATT